Exhibit 3.2

CERTIFICATE OF FORMATION

OF

AUDAX PRIVATE CREDIT FUND, LLC

This Certificate of Formation (the “Certificate of Formation”) of Audax Private Credit Fund, LLC (the “Company”) has been duly executed and is being filed by the undersigned authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

1. Name. The name of the limited liability company formed hereby is Audax Private Credit Fund, LLC.

2. Registered Office and Registered Agent. The address of the registered office of the Company in the State of Delaware, County of New Castle is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801. The registered agent of the Company for service of process at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective upon filing with the Secretary of State of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Formation as of April 10, 2025.

/s/ Byron Pavano
Name: Byron Pavano
Title: Authorized Person

[Signature Page–Certificate of Formation]